UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 10, 2009 (June 9, 2009)

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of George E. Minnich as a Director

At a Kaman Corporation Board of Directors meeting held on June 9, 2009, the Board appointed Mr. George E. Minnich as a Class 3 Director, effective on that date, and also approved an increase in the number of directorships from nine (9) to ten (10) in order to accommodate this appointment. Mr. Minnich's initial term as a Director will expire coincident with the 2010 Annual Meeting of Shareholders. Mr. Minnich was also appointed a member of the Board's Audit and Finance Committees.

Mr. Minnich, 59, served as Senior Vice President and Chief Financial Officer of ITT Corporation, then a $9 billion commercial and defense business, from 2005 until his retirement in 2007.  Prior to that, he served in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator Company from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001. He also held various positions with Pricewaterhouse Coopers (then Price Waterhouse) from 1971 to 1993, serving as an Audit Partner from 1984 to 1993. He is a director of AGCO Corporation, an $8.4 billion manufacturer and distributor of agricultural equipment.

There are no transactions, relationships or arrangements between Mr. Minnich and the company or any of its subsidiaries.

The Company's press release announcing the appointment of Mr. Minnich is attached as Exhibit 99.1.

Compensatory Arrangements of Certain Officers

Non-Equity Incentive Plan Compensation.  At its meeting on June 9, 2009, the Personnel & Compensation Committee of the Board of Directors approved payment of long-term incentive program ("LTIP") awards to certain of the company's named executive officers who participated in the completed three-year performance period January 1, 2006 – December 31, 2008 (the "completed performance period").   LTIP awards are made under the terms of the company's 2003 Stock Incentive Plan and in accordance with the plan, the Committee reviewed the company's actual financial performance compared to the average of the companies comprising the Russell 2000 index for the same performance period utilizing the following factors: three-year average return on investment (weighted 40%), average annual growth in earnings per share (weighted 40%), and total three-year return to shareholders (weighted 20%).  Financial performance in the 1st quartile results in no award payment; performance at the median results in an award payment at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum payment of 200% of target.  Interpolation is used to determine payments for financial performance between the quartiles.

Based upon the results of that review, the Committee determined that the award percentage for the completed performance period was 195.8% of target and approved the following payments, which are shown together with a new total compensation figure to update the Summary Compensation Table for Fiscal Year 2008 to include the LTIP payment:

Name	Principal Position	LTIP Payment (Non-Equity Incentive Plan Compensation) ($)	Total ($) Compensation

T. Jack Cahill	President, Kaman Industrial Technologies Corporation	427,610	865,309

Candace A. Clark	Senior Vice President and Chief Legal Officer	400,885	1,117,382

Ronald M. Galla	Senior Vice President and Chief Information Officer	314,834	972,957

All awards were paid in cash, except that Ms. Clark's payment included issuance of 2,294 shares of Common Stock valued at $17.52 (the closing price of the stock on June 9, 2009), as permitted by the terms of the Company's 2003 Stock Incentive Plan. The award amounts represent 103% of the estimated accrued amounts disclosed by the company in its 2009 proxy statement.  The amounts were estimated because it was not possible to compare the company's performance results to that of the Russell 2000 index companies as information for only a small percentage of index companies was available at that time.

The company's other current named executive officers, Neal J. Keating, Chairman, President and Chief Executive Officer and William C. Denninger, Senior Vice President and Chief Financial Officer did not participate in the completed performance period because they were not associated with the company when the performance period began on January 1, 2006.

Item 9.01                      Financial Statements and Exhibits

(c)         Exhibits

The following documents are filed as Exhibits herewith:

Exhibit 99.1 – Press Release dated June 10, 2009 announcing Mr. Minnich's election as a Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Candace A. Clark
Candace A. Clark
Senior Vice President, Chief Legal
Officer and Secretary

Date: June 10, 2009

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit	Description

99.1	Press Release dated June 10, 2009 announcing Mr. Minnich's election as a Director	Attached